EXHIBIT 99.1

Woodward Reports Fiscal Year 2021 Results

FORT COLLINS, Colo., Nov. 18, 2021 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its fiscal year 2021 and fourth quarter ending September 30, 2021.

All amounts are presented on an as reported U.S. GAAP basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated.

Fourth Quarter 2021 Overview

  Net sales were $570 million, compared to $531 million.
  Earnings per share were $0.76, compared to $0.89.
  Adjusted earnings per share1 were $0.82, compared to $0.75.

Fiscal Year 2021 Overview

  Net sales were $2.25 billion, compared to $2.50 billion.
  Earnings per share were $3.18, compared to $3.74.
  Adjusted earnings per share were $3.24 compared to $3.96.
  Net cash provided by operating activities was $465 million, compared to $349 million. Free cash flow1 and adjusted free cash flow1 were $427 million for 2021. For fiscal year 2020 free cash flow was $302 million and adjusted free cash flow was $315 million.

“We delivered solid performance in 2021 despite the continuing impacts of COVID-19 on our markets. Supply chain disruptions and regional market volatility were experienced across the company; however, our effective cost control measures and strong working capital management enabled us to mitigate these impacts and generate robust free cash flow,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “Looking into fiscal 2022, we expect continued improvement in most of our end markets, although we also expect uncertainty and volatility around the pace of recovery to persist. We continue to be resilient against a challenging macroeconomic backdrop and remain focused on maintaining our strong financial position to allow us to capitalize on future market opportunities.”

Company Results

Net sales for the fourth quarter of fiscal 2021 were $570 million, compared to $531 million for the fourth quarter of last year, an increase of 7 percent. Sales for the quarter and the full year were negatively impacted by approximately $32 million due to global supply chain disruptions, which delayed orders scheduled for shipment.

Net earnings for the fourth quarter of 2021 were $50 million, or $0.76 per share, compared to $57 million, or $0.89 per share.

Adjusted net earnings1 for the fourth quarter of 2021 were $54 million, or $0.82 per share, compared to $48 million, or $0.75 per share, for the fourth quarter of the prior year.

Net sales for fiscal 2021 were $2.25 billion, compared to $2.50 billion last year, a decrease of 10 percent. Net earnings for 2021 were $209 million, or $3.18 per share, compared to $240 million, or $3.74 per share, for the prior year.

Adjusted net earnings were $212 million, or $3.24 per share, compared to $254 million, or $3.96 per share, for the prior year.

EBIT1 was $69 million for the fourth quarter of 2021, compared to $77 million for the fourth quarter of 2020. Adjusted EBIT1 for the fourth quarter of 2021 was $74 million, compared to $65 million for the fourth quarter of 2020.

EBIT was $279 million for fiscal 2021, compared to $316 million for 2020. Adjusted EBIT was $284 million for fiscal 2021, compared to $343 million for 2020.

The effective tax rate for the fourth quarter of 2021 was 18.2 percent, compared to 16.0 percent in the prior year. The adjusted effective tax rate1 was 18.8 percent, compared to 13.8 percent for the fourth quarter of 2020.

The full year effective tax rate for 2021 was 15.1 percent, compared to 14.7 percent for the prior year. The adjusted effective tax rate for the full year 2021 was 15.3 percent, compared to 17.8 percent for fiscal year 2020.

Segment Results

Aerospace

Aerospace segment net sales for the fourth quarter of fiscal 2021 were $377 million, compared to $336 million for the fourth quarter a year ago, an increase of 12 percent.

Both commercial OEM and aftermarket sales for the fourth quarter of 2021 increased due to higher OEM aircraft production rates and continued recovery in domestic passenger traffic. However, defense aftermarket sales were lower compared to a strong prior year quarter.

Segment earnings for the fourth quarter of 2021 were $66 million, compared to $58 million for the fourth quarter of last year. Segment earnings as a percent of segment net sales were 17.4 percent for the fourth quarter of both 2021 and 2020. The increase in segment earnings was primarily the result of higher volume, predominantly in commercial OEM.

For fiscal 2021, Aerospace segment net sales were $1.40 billion, a decrease of 12 percent compared to $1.59 billion for the prior year. Segment earnings for 2021 were $234 million, or 16.7 percent of segment net sales, compared to $310 million, or 19.5 percent of segment net sales, in the prior year.

Industrial

Industrial segment net sales for the fourth quarter of fiscal 2021 were $193 million, compared to $195 million for the fourth quarter a year ago, a decrease of 1 percent.

Industrial sales for the fourth quarter of 2021 declined primarily due to lower industrial gas turbines sales as well as weakness in natural gas engines in China, partially offset by improvements in marine.

Industrial segment earnings for the fourth quarter of 2021 were $21 million, or 10.7 percent of segment net sales, compared to $19 million, or 9.6 percent of segment net sales, for the prior year quarter. Industrial segment earnings increased primarily due to the favorable impacts of foreign currency exchange rates.

For fiscal year 2021, Industrial segment net sales were $842 million, compared to $905 million for the prior year, a 7 percent decrease. For fiscal year 2020, Industrial segment net sales excluding renewable power systems and related businesses1 (“RPS”), which was divested on April 30, 2020, were $837 million. Foreign currency exchange rates had a favorable impact on Industrial segment net sales for 2021 of approximately $33 million.

Industrial segment earnings for 2021 were $109 million, or 12.9 percent of segment net sales, compared to $100 million, or 11.1 percent of segment net sales, for the same period last year.

For fiscal year 2020, Industrial segment earnings excluding RPS1 were $97 million, or 11.6 percent of segment net sales.

Nonsegment

Nonsegment expenses were $17 million for the fourth quarter of fiscal 2021, compared to $0.2 million for the same period of the prior year. Adjusted nonsegment expenses1 for the fourth quarter of both 2021 and 2020 were $12 million. Adjusted nonsegment expenses for the fourth quarter of 2021 excludes restructuring charges. Adjusted nonsegment expenses for the fourth quarter of 2020 primarily excludes the gain on sale of properties.

Nonsegment expenses totaled $64 million for 2021, compared to $95 million for 2020. Adjusted nonsegment expenses were $59 million for 2021, compared to $67 million for the prior year.

Cash Flow and Financial Position

Net cash provided by operating activities for fiscal year 2021 was $465 million, compared to $349 million for the prior year. Payments for property, plant, and equipment for 2021 were $38 million, compared to $47 million for 2020. Free cash flow and adjusted free cash flow were both $427 million for 2021. For fiscal year 2020 free cash flow was $302 million and adjusted free cash flow was $315 million. The increase in free cash flow and adjusted free cash flow in 2021 was primarily related to effective working capital management, partially offset by lower net earnings.

Total debt was $735 million at September 30, 2021, compared to $838 million at September 30, 2020. Debt-to-EBITDA1 leverage at September 30, 2021 was 1.7 times EBITDA, consistent with 1.7 times EBITDA at September 30, 2020.

During fiscal year 2021, $82 million was returned to stockholders in the form of $36 million of dividends and $46 million of repurchased shares under the previously authorized $500 million share repurchase program of which $441 million remained available at the end of fiscal 2021.

Fiscal Year 2022 Outlook

End markets and supply chain disruptions are anticipated to improve in fiscal year 2022, although the uncertainty and volatility around the pace of the recovery is expected to persist. Growth and profitability in both segments could be negatively affected if COVID-19 and supply chain disruptions do not improve, or if the pace of inflation puts additional pressure on labor and material costs.

Total net sales for fiscal 2022 are expected to be between $2.45 and $2.65 billion. Aerospace and Industrial sales growth percentage are each expected to be in the low double digits to mid-teens.

Aerospace segment earnings as a percent of segment net sales are expected to increase by approximately 200 to 300 basis points, primarily due to the increased sales volume in both commercial OEM and aftermarket, partially offset by lower guided weapon sales and the return of annual variable incentive compensation costs. Industrial segment earnings as a percent of segment net sales are expected to be approximately flat to up by 150 basis points, primarily due to the increased sales volume, partially offset by the return of annual variable incentive compensation costs.

The effective tax rate is expected to be approximately 21 percent.

Free cash flow is expected to be approximately $315 million, generating a free cash flow conversion rate of greater than 100 percent. As sales growth returns, we anticipate higher working capital requirements, primarily driven by accounts receivable. Also, capital expenditures are expected to increase by approximately $30 million.

Earnings per share is expected to be between $3.55 and $3.95 based on approximately 66 million of fully diluted weighted average shares outstanding. The favorable impacts of sales growth and productivity improvements in both segments are being partially offset by the expected return of annual variable compensation costs, inflationary pressures, and a higher tax rate.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, November 18, 2021, to provide an overview of the financial performance for the fourth quarter and fiscal year 2021, business highlights, and outlook for fiscal 2022. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com2.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 7551843. An audio replay will be available by telephone from 7:30 p.m. EST on November 18, 2021 until 11:59 p.m. EST on December 2, 2021. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 7551843.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations.” The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our business and financial outlook for 2022, including trends in our business, statements about the continued and expected or potential effects of the COVID-19 pandemic on our business, and the management of our business, our continued resilience against a challenging macroeconomic backdrop, the continued and expected uncertainty and volatility around the pace of recovery in our markets, the strength of our financial position and our ability to maintain our financial position, our ability to effectively capitalize on future market opportunities, and expectations related to the performance of our segments and specific markets within those segments, and our future sales, earnings, earnings per share, segment earnings as a percent of segment net sales, cash flows, working capital, and effective tax rate. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the COVID-19 pandemic and related significant volatility in financial, product, service, commodities (including oil and gas) and other markets and industries (including the aviation industry); a decline in our customers’ business, or our business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring efforts; Woodward’s ability to successfully manage competitive factors, including prices, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s suppliers to perform contractual obligations and to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; consolidation in the aerospace market and our participation in a strategic joint venture with General Electric Company may make it more difficult to secure long-term sales in certain aerospace markets; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases, delays or changes in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters and COVID-19 related impacts, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; impacts of tariff regulations; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation, such as diseases, epidemics, pandemics and natural disasters, and increasing emissions standards; any adverse effects on Woodward’s operations due to cybersecurity breaches or other information technology system interruptions or intrusions; and other risk factors described in Woodward's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended September 30, 2020 and any subsequently filed Quarterly Report on Form 10-Q, as well as its Annual Report on Form 10-K for the year ended September 30, 2021, which we expect to file shortly, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited - in thousands except per share amounts)

	Three Months Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020

Net sales	$570,217	$531,264	$2,245,832	$2,495,665
Costs and expenses:
Cost of goods sold	436,434	407,480	1,694,774	1,855,422
Selling, general and administrative expenses	38,405	40,675	186,866	217,710
Research and development costs	27,703	27,105	117,091	133,134
Impairment of assets sold	-	-	-	37,902
Restructuring charges	5,008	3,176	5,008	22,216
Gain on cross-currency interest rate swaps, net	-	-	-	(30,481)
Interest expense	8,730	9,309	34,282	35,811
Interest income	(409)	(424)	(1,495)	(1,764)
Other (income) expense, net	(6,684)	(24,175)	(36,493)	(56,166)
Total costs and expenses	509,187	463,146	2,000,033	2,213,784
Earnings before income taxes	61,030	68,118	245,799	281,881
Income taxes	11,125	10,879	37,150	41,486
Net earnings	$49,905	$57,239	$208,649	$240,395

Earnings per share amounts:
Basic earnings per share	$0.79	$0.92	$3.30	$3.86
Diluted earnings per share	$0.76	$0.89	$3.18	$3.74
Weighted average common shares outstanding:
Basic	63,500	62,501	63,287	62,267
Diluted	65,711	63,997	65,555	64,209

Cash dividends per share paid to Woodward common stockholders	$0.1625	$0.0813	$0.5688	$0.6050

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands)

	September 30,	September 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$448,462	$153,270
Accounts receivable	523,051	537,987
Inventories	419,971	437,943
Income taxes receivable	12,071	28,879
Other current assets	61,168	52,786
Total current assets	1,464,723	1,210,865
Property, plant, and equipment, net	950,569	997,415
Goodwill	805,333	808,252
Intangible assets, net	559,289	606,711
Deferred income tax assets	14,066	14,658
Other assets	297,024	265,435
Total assets	$4,091,004	$3,903,336

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	728	101,634
Accounts payable	170,909	134,242
Income taxes payable	11,481	4,662
Accrued liabilities	183,139	151,794
Total current liabilities	366,257	392,332
Long-term debt, less current portion	734,122	736,849
Deferred income tax liabilities	157,936	163,573
Other liabilities	617,908	617,905
Total liabilities	1,876,223	1,910,659
Stockholders’ equity	2,214,781	1,992,677
Total liabilities and stockholders’ equity	$4,091,004	$3,903,336

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)
	For the Year Ended September 30,
	2021	2020
Net cash provided by operating activities	$464,669	$349,491

Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(37,689)	(47,087)
Proceeds from sale of assets	154	30,173
Proceeds from business divestiture	-	10,443
Proceeds from sales of short-term investments	16,575	12,700
Payments for purchases of short-term investments	(14,337)	(13,109)
Net cash used in investing activities	(35,297)	(6,880)

Cash flows from financing activities:
Cash dividends paid	(36,041)	(37,664)
Proceeds from sales of treasury stock	34,706	24,969
Payments for repurchases of common stock	(33,344)	(13,346)
Borrowings on revolving lines of credit and short-term borrowings	74,400	1,248,135
Payments on revolving lines of credit and short-term borrowings	(74,400)	(1,510,746)
Payments of long-term debt and finance lease obligations	(101,639)	(1,590)
Net cash used in financing activities	(136,318)	(290,242)
Effect of exchange rate changes on cash and cash equivalents	2,138	1,828
Net change in cash and cash equivalents	295,192	54,197
Cash and cash equivalents at beginning of year	153,270	99,073
Cash and cash equivalents at end of year	$448,462	$153,270

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
(Unaudited - in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales:
Aerospace	$376,832	$336,308	$1,404,117	$1,590,963
Industrial	193,385	194,956	841,715	904,702
Total consolidated net sales	$570,217	$531,264	$2,245,832	$2,495,665
Segment earnings*:
Aerospace	$65,715	$58,492	$234,356	$310,137
As a percent of segment net sales	17.4%	17.4%	16.7%	19.5%
Industrial	20,747	18,681	108,672	100,321
As a percent of segment net sales	10.7%	9.6%	12.9%	11.1%
Total segment earnings	86,462	77,173	343,028	410,458
Nonsegment expenses	(17,111)	(170)	(64,442)	(94,530)
EBIT	69,351	77,003	278,586	315,928
Interest expense, net	(8,321)	(8,885)	(32,787)	(34,047)
Consolidated earnings before income taxes	$61,030	$68,118	$245,799	$281,881

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$16,342	$8,015	$37,689	$47,087
Depreciation expense	$21,387	$23,599	$87,631	$91,700

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Three Months Ended			Three Months Ended
	September 30, 2021			September 30, 2020
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$61,030	$49,905	$0.76	$68,118	$57,239	$0.89
Non-U.S. GAAP adjustments:
Gain on sale of properties	-	-	-	(11,131)	(8,376)	(0.13)
Merger and divestiture transaction costs	-	-	-	(2,299)	(1,730)	(0.03)
Restructuring charges	5,008	3,736	0.06	3,176	2,421	0.04
Gain on sale of disposal group	-	-	-	(2,025)	(1,436)	(0.02)
Total non-U.S. GAAP adjustments	5,008	3,736	0.06	(12,279)	(9,121)	(0.14)
Adjusted earnings (Non-U.S. GAAP)	$66,038	$53,641	$0.82	$55,839	$48,118	$0.75

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Year Ended			Year Ended
	September 30, 2021			September 30, 2020
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$245,799	$208,649	$3.18	$281,881	$240,395	$3.74
Non-U.S. GAAP adjustments:
Gain on sale of properties	-	-	-	(24,653)	(18,551)	(0.29)
Impairment of assets sold	-	-	-	37,902	28,016	0.44
Merger and divestiture transaction costs	-	-	-	16,355	12,307	0.19
Restructuring charges	5,008	3,736	0.06	22,216	16,621	0.26
Loss on sale of disposal group	-	-	-	515	365	0.01
Acceleration of stock compensation	-	-	-	2,376	1,788	0.03
Net gain on cross-currency interest rate swaps	-	-	-	(27,481)	(26,904)	(0.42)
Total non-U.S. GAAP adjustments	5,008	3,736	0.06	27,230	13,642	0.22
Adjusted earnings (Non-U.S. GAAP)	$250,807	$212,385	$3.24	$309,111	$254,037	$3.96

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT[1] AND ADJUSTED EBIT[1]
(Unaudited - in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net earnings (U.S. GAAP)	$49,905	$57,239	$208,649	$240,395
Income taxes	11,125	10,879	37,150	41,486
Interest expense	8,730	9,309	34,282	35,811
Interest income	(409)	(424)	(1,495)	(1,764)
EBIT (Non-U.S. GAAP)	69,351	77,003	278,586	315,928
Non-U.S. GAAP adjustments*	5,008	(12,279)	5,008	27,230
Adjusted EBIT (Non-U.S. GAAP)	$74,359	$64,724	$283,594	$343,158

*See Reconciliation of Earnings to Adjusted Earnings[1] tables above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA[1] AND ADJUSTED EBITDA[1]
(Unaudited - in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net earnings (U.S. GAAP)	$49,905	$57,239	$208,649	$240,395
Income taxes	11,125	10,879	37,150	41,486
Interest expense	8,730	9,309	34,282	35,811
Interest income	(409)	(424)	(1,495)	(1,764)
Amortization of intangible assets	10,338	9,977	41,893	39,458
Depreciation expense	21,387	23,599	87,631	91,700
EBITDA (Non-U.S. GAAP)	101,076	110,579	408,110	447,086
Non-U.S. GAAP adjustments*	5,008	(12,279)	5,008	27,230
Adjusted EBITDA (Non-U.S. GAAP)	$106,084	$98,300	$413,118	$474,316

*See Reconciliation of Earnings to Adjusted Earnings[1] tables above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT NET SALES EXCLUDING RENEWABLE POWER SYSTEMS AND RELATED BUSINESSES[1]
(Unaudited - in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2021	2020	2021	2020
Industrial segment net sales	$193,385	$194,956	$841,715	$904,702
Renewable power systems and related businesses sales	-	-	-	67,663
Industrial segment net sales excluding renewable power systems and related businesses	$193,385	$194,956	$841,715	$837,039

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT EARNINGS EXCLUDING RENEWABLE POWER SYSTEMS AND RELATED BUSINESSES[1]
(Unaudited - in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2021	2020	2021	2020
Industrial segment earnings	$20,747	$18,681	$108,672	$100,321
Renewable power systems and related businesses earnings	-	-	-	3,602
Industrial segment earnings excluding renewable power systems and related businesses	$20,747	$18,681	$108,672	$96,719

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES[1]
(Unaudited - in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2021	2020	2021	2020
Nonsegment expenses (U.S. GAAP)	$17,111	$170	$64,442	$94,530
Gain on sale of properties	-	11,131	-	24,653
Impairment of assets sold	-	-	-	(37,902)
Net gain (loss) on sale of disposal group	-	2,025	-	(515)
Merger and divestiture transaction costs	-	2,299	-	(16,355)
Restructuring charges	(5,008)	(3,176)	(5,008)	(22,216)
Net gain on cross-currency interest rate swaps	-	-	-	27,481
Acceleration of stock compensation	-	-	-	(2,376)
Adjusted nonsegment expenses (Non-U.S. GAAP)	$12,103	$12,449	$59,434	$67,300

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW[1]
(Unaudited - in thousands)
	Year Ended
	September 30,
	2021	2020

Net cash provided by operating activities	$464,669	$349,491
Payments for property, plant, and equipment	(37,689)	(47,087)
Free cash flow (Non-U.S. GAAP)	426,980	302,404
Cash proceeds from the sale of the Duarte facility	-	30,089
Cash paid for merger and divestiture transaction costs	-	19,853
Cash paid for restructuring charges	-	18,065
Net cash proceeds from cross-currency interest rate swaps	-	(55,191)
Adjusted free cash flow (Non-U.S. GAAP)	$426,980	$315,220

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted Industrial segment earnings, adjusted EBIT and EBITDA, adjusted effective tax rate, Industrial segment net sales excluding RPS, Industrial segment earnings excluding RPS, and adjusted nonsegment expenses exclude, as applicable, (i) the gain on sale of assets associated with the sale of the Company’s real property, (ii) the charge from the impairment of assets held for sale, and the gains or losses (as applicable depending on the period of comparison) associated with the Company’s divestiture of the renewable power systems and related businesses (which we refer to as “RPS” or the disposal group), (iii) costs associated with the previously proposed merger with Hexcel, (iv) transaction costs associated with the completed divestiture of the disposal group, (v) restructuring charges, (vi) acceleration of stock compensation expense related to restructuring activities, and (vii) the net gain on settlement of cross-currency interest rate swaps. Woodward believes that these items are short-term costs/benefits or are otherwise not related to the ongoing operations of the business and therefore, uses them to illustrate more clearly how the underlying business of Woodward is performing. Adjusted free cash flow is free cash flow (defined below) plus the cash proceeds from the sale of real property at our former Duarte operations, cash payments added back for merger and divestiture transaction costs and restructuring activities, and excluding cash proceeds from the settlement of our cross-currency interest rate swaps. Management believes these adjustments to free cash flow better portrays Woodward’s operating performance.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, adjusted free cash flow, adjusted net earnings, adjusted net earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, Industrial segment sales excluding RPS, Industrial segment earnings excluding RPS, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT and adjusted EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA and adjusted EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, as well as adjusted free cash flow (as described above), in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA, and adjusted EBIT and EBITDA, exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, adjusted net earnings, adjusted earnings per share, adjusted EBIT and EBITDA, adjusted effective tax rate, adjusted nonsegment expenses, free cash flow, and adjusted free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contact:	Don Guzzardo Vice President, Investor Relations & Treasurer 970-498-3580 Don.Guzzardo@woodward.com